                                                                      EXHIBIT 5

MICHAEL H. AHRENS (State Bar No. 447766)
CARL R. GOLDBERG (State Bar No. 154881)
BRONSON, BRONSON & MCKINNON LLP
505 Montgomery Street
San Francisco, CA  94111-2514
Telephone:  (415) 986-4200
Fax:  (415) 982-1394

Attorneys for Plaintiff
MEDIA VISION TECHNOLOGY INC., now known
as AUREAL SEMICONDUCTOR, INC.

JAMES L. LOPES (State Bar No.  63678)
GARY M. KAPLAN (State Bar No. 155530)
HOWARD, RICE, NEMEROVSKI, CANADY,
  FALK & RABIN
3 Embarcadero Center, Suite 700
San Francisco, CA  94111-4065
Telephone:  (415) 434-1600
Fax:  (415) 399-3041

Attorneys for Official Unsecured
Creditors' Committee


                              UNITED STATES BANKRUPTCY COURT

                             NORTHERN DISTRICT OF CALIFORNIA

In Re MEDIA VISION TECHNOLOGY INC.,            )    Case No.  No. 94 45107 J
                                               )
            Debtor.                            )    STIPULATION REGARDING
                                               )    LETTER OF CREDIT CLAIM
---------------------------------------------  )    AND TOYOTA-TSUSHO CLAIM



      Media Vision Technology Inc. ("Debtor"), the Official Unsecured Creditors' Committee (the "Committee") and TCW Special Credits, as Agent and Nominee for the entities listed on Exhibit A ("TCW"), through their respective counsel of record, stipulate as follows with respect to the bankruptcy case of the Debtor:

     1. Pursuant to a transfer of claim, TCW is the holder of the secured Letter of Credit Claim ("Letter of Credit Claim") as defined in Debtor's Second Amended Joint Plan of

Reorganization ("Plan"). The Letter of Credit Claim is comprised of the
Debtor's obligations to reimburse the holder of the Letter of Credit Claim for any payment the holder of such claim may make under letters of credit issued by Comerica in favor of Toyota-Tsusho Corporation ("Toyota-Tsusho") for the account of the Debtor under a pre-petition credit agreement. The Plan provided that the Letter of Credit Claim may not exceed the amount of $2,300,000, and sufficient shares were reserved in the Class 2 and Class 6 Reserves (as defined in the Plan) to satisfy the Letter of Credit Claim. However, because the Fee Claim of TCW (as defined in the Plan) was allowed in an amount less than the amount for which shares were reserved for the Fee
Claim, an additional 33,137 shares were reserved for the Letter of Credit Claim.

     2. Pursuant to the terms of the Plan, the Letter of Credit Claim is contingent, and will not be allowed until such claim becomes noncontingent. A judgment was entered in state court litigation regarding the letter of credit in favor of Toyota-Tsusho in the full amount of the claim plus interest, which Toyota-Tsusho calculated to be in excess of $2,650,000 as of October 1996. Comerica and TCW satisfied the judgment in accordance with a settlement agreement with Toyota-Tsusho.

     3. Toyota-Tsusho filed Proof of Claim No. 694, an unsecured claim in the amount of $1,995,756.00 ("Claim No. 694"). Claim No. 694 arises in connection with amounts owed to Toyota-Tsusho from Debtor relating to the Letter of Credit Claim. Claim No. 694 was transferred to TCW.

     4. The Debtor and the Committee believe that they can have certain objections to the Letter of Credit Claim and Claim No. 694, and, therefore, filed an objection to Claim No. 694 ("Objection"). The Letter of Credit
Claim could not be allowed so long as such claim was contingent. In the interest of resolving their differences with TCW, both Debtor and the Committee are willing to stipulate that the Letter of Credit Claim should be allowed in a certain specified amount, Claim No. 694 shall be disallowed in its entirety, and the Objection withdrawn, and TCW is willing to release any claim to the 33,137 additional shares reserved for the Letter of Credit Claim.

     5. Debtor, the Committee and TCW hereby stipulate as follows: a) The Letter of Credit Claim is allowed as a secured claim under the Plan in the total amount of $2,300,000.00, and shall receive New Common Stock, as defined in the Plan, based on a price of $4.00 per share for a total of 575,000 shares of New Common Stock from the Class 2 and Class 6 Reserves, as defined in the Plan; (b) Claim No. 694 shall be disallowed in its entirety; c) The Objection shall be withdrawn; d) TCW hereby releases all claims to the 33,137 shares reserved for the Letter of Credit Claim; and e) Except as set forth herein, TCW shall not be entitled to any shares of New Common Stock on account of the Letter of Credit Claim or Claim No. 694. All parties shall bear their own costs.

     6. Pursuant to paragraph 28 of the Order Confirming Debtor's Second Amended Joint Plan of Reorganization, objections to claim must be filed by January 18, 1995, or such later date as the Court may order. Such date has passed, and no objections have been filed to the claim by any third parties. Hence, it is appropriate the Debtor, the Committee and TCW are able to effectively stipulate to the allowed amount of the Letter of Credit Claim and Claim No. 694.

     7. Pursuant to the Bankruptcy Court's Order Granting Application of Debtor and Committee for Authority to Compromise and Settle Controversies Regarding Objections to Certain Claims entered on March 20, 1995, this Stipulation will be deemed effective upon its execution by the parties and filing with the Court, without further hearing, notice, approval or order by the Court.

Dated: ________________________, 1997  BRONSON, BRONSON & MCKINNON LLP

                                       By: ______________________
                                           CARL L. GOLDBERG
                                       Attorneys for Plaintiff AUREAL
                                       SEMICONDUCTOR, formerly known
                                       as MEDIA VISION TECHNOLOGY INC.

Dated: ________________________, 1997  HOWARD, RICE, NEMEROVSKI,
                                       CANADY, FALK & RABKIN

                                       By: _______________________
                                           GARY M. KAPLAN
                                       Attorney for OFFICIAL UNSECURED
                                       CREDITORS' COMMITTEE

Dated: ________________________, 1997  O'MELVENY & MYERS LLP

                                       By ______________________
                                          SUZZANE UHLAND
                                       Attorneys for TCW SPECIAL CREDITS, as
                                       Agent and Nominee for the entities
                                       listed on Exhibit A.

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                                     Exhibit A


                                                         Percentage
                                                          Interest
                                                         ----------
TCW Special Credits Trust                                    21%
TCW Special Credits Find IIIb                                41%
TCW Special Credits Trust IIIb                               32%
Delaware State Employees Retirement Fund                      6%
                                                         -----------
     Total                                                  100%















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